Exhibit 99.1

News Release
For Information Contact:        Media:                Investor Relations:
David Bruce             Bob Brunn
(305) 500-4999            (305) 500-4053

RYDER ANNOUNCES CEO SUCCESSION PLAN

•	Robert Sanchez Appointed Chief Executive Officer Effective January 1, 2013

•	Greg Swienton to Continue as Executive Chairman Until Retiring at Ryder’s Annual Meeting of Shareholders in May 2013

MIAMI, December 17, 2012 – Ryder System, Inc. (NYSE:R), today announced that Chairman and Chief Executive Officer Gregory T. Swienton (63) will retire at the time of the Company’s annual meeting of shareholders on May 3, 2013. As part of the succession plan approved by Ryder’s Board of Directors, effective January 1, 2013, Ryder’s President and Chief Operating Officer Robert E. Sanchez (47), will assume the Company’s chief executive role, serving as President and Chief Executive Officer. Mr. Swienton will then serve in the role of Executive Chairman until the Company’s annual meeting of shareholders, at which time, Mr. Sanchez will become Chairman and Chief Executive Officer. As an added measure of continuity through the transition, Mr. Swienton has agreed to serve in an advisory capacity for a period of time following his retirement.
Mr. Swienton joined Ryder in June 1999 as President and Chief Operating Officer, a position he held until becoming President and Chief Executive Officer in November 2000. A member of Ryder’s board of directors since June 1999, Mr. Swienton was named its chairman in May 2002.
“Over the past 14 calendar years, I’ve had the good fortune to work with our Ryder team to truly make a positive difference for our shareholders, customers and the communities we serve. The initiatives and changes we’ve made over time in all aspects of our business model and culture will serve as a solid foundation in the years ahead,” said Mr. Swienton. “Our organization can take great pride in the consistent progress we’ve made, the results we’ve delivered, and the even brighter future we’ve created. The very talented team that will remain in place under the trusted leadership of Robert Sanchez gives me great confidence that Ryder will continue to thrive and deliver on its commitments and potential well into the future.”

Mr. Sanchez is a 19-year employee of Ryder who has served in senior executive leadership positions in operations, finance, and information technology. He has been a member of the Company’s Executive Leadership Team since 2003. Mr. Sanchez most recently held the role of President and Chief Operating Officer, in which he was responsible for the general management of all business operations. Prior to that, he served as President of Global Fleet Management Solutions (FMS), Ryder’s largest business segment. Earlier, he served in a broad range of leadership positions for the corporation and each of its business segments, including: Executive Vice President and Chief Financial Officer of Ryder System, Inc.; Executive Vice President of Operations (FMS); Senior Vice President and Chief Information Officer of Ryder System, Inc.; Senior Vice President of Transportation Management within Supply Chain Solutions (SCS); and Vice President of Asset Management (FMS).
The Lead Independent Director of Ryder’s Board, E. Follin Smith, said, “We sincerely thank Greg Swienton for leading Ryder to an improved sustainable business model, significantly enhanced financial performance, and an organization-wide commitment to business integrity. He has contributed to a strong, team-oriented form of leadership that emphasizes character, sound judgment, and obtaining superior results the right way. With this foundation in place, Ryder is well positioned to achieve a smooth and effective transition of the chairman and chief executive officer role to Robert Sanchez, who is ideally qualified to lead the continued progress and profitable growth of Ryder’s global organization.”
Prior to joining Ryder in 1993, Mr. Sanchez worked as an engineer at both Florida Power and Light and Pratt & Whitney Aircraft. He earned his MBA from The Wharton School at the University of Pennsylvania with a concentration in Finance. Mr. Sanchez also earned a Bachelor of Science degree in Electrical Engineering with a specialization in Computer Science from the University of Miami.

About Ryder
Ryder is a FORTUNE 500® commercial transportation, logistics and supply chain management solutions company. Ryder’s stock (NYSE:R) is a component of the Dow Jones Transportation Average and the Standard & Poor’s 500 Index. Inbound Logistics magazine has recognized Ryder as the top third party logistics provider and included Ryder in its 2010 and

2011 “Green Partners” listing. Ryder also ranked 114 out of the top 500 U.S. companies and sixth in its industry sector in the 2010 Newsweek Green Rankings. Security magazine has named Ryder one of the top companies for security practices in the transportation, logistics, supply chain, and warehousing sector. Ryder is a proud member of the American Red Cross Annual Disaster Giving Program, supporting national and local disaster preparedness and response efforts. For more information on Ryder System, Inc., visit www.ryder.com.
###

Note Regarding Forward-Looking Statements: Certain statements and information included in this news release are “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current plans and expectations and are subject to risks, uncertainties and assumptions. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties that could cause actual results and events to differ materially from those in the forward-looking statements including those risks set forth in our periodic filings with the Securities and Exchange Commission. New risks emerge from time to time. It is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

3